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                                                              Exhibit (a)(1)(I)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated October 28, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal and is being made to all holders of Shares (as defined below). The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by the Dealer Manager
(as defined below) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                  PARAVANT INC.

                                       AT

                               $4.75 NET PER SHARE

                                       BY

                            PRINCE MERGER CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                             DRS TECHNOLOGIES, INC.

         Prince Merger Corporation, a Florida corporation (the "Purchaser") and a wholly owned subsidiary of DRS Technologies, Inc., a Delaware corporation ("Parent"), is offering to purchase all issued and outstanding shares of common stock, par value $0.015 per share (the "Shares"), of Paravant Inc., a Florida corporation (the "Company"), at a price of $4.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Bear, Stearns & Co. Inc., which is acting as the Dealer Manager (the "Dealer Manager"), D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), and Mellon Investor Services LLC, which is acting as the Depositary (the "Depositary"). The Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, the Purchaser intends to effect the merger described below.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, NOVEMBER 22, 2002, UNLESS THE OFFER IS EXTENDED.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 23, 2002 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company, pursuant to which, after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the merger, the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into the Company, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger." At the effective time of the Merger, each Share then outstanding (other than Shares held by Parent, the Purchaser, the Company or any other direct or indirect wholly owned subsidiary of such person) will be canceled and retired and converted into the right to receive $4.75 per Share, net to the seller in cash, (such price being referred to herein as the "Offer Price"), without interest thereon.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, (II) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (III) RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

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         As a condition and inducement to Parent and the Purchaser entering into the Merger Agreement and incurring the liabilities therein, certain shareholders of the Company, who hold voting and dispositive power with respect to 3,780,835 Shares (approximately 22% of the outstanding Shares), concurrently with the execution and delivery of the Merger Agreement entered into Shareholder Tender and Voting Agreements (the "Shareholder Tender and Voting Agreements"), dated as of October 23, 2002, with Parent and the Purchaser. Pursuant to the Shareholder Tender and Voting Agreements, such shareholders have agreed, among other things, to tender the Shares held by them in the Offer and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase) with respect thereto, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder pursuant to the Offer will be the highest per Share consideration paid to any other holder pursuant to the Offer. Except as otherwise provided in the Offer to Purchase, tenders of Shares are irrevocable. Except as provided below with respect to a Subsequent Offering Period, Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date (as defined below) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may, as described in the Offer to Purchase, also be withdrawn at any time after December 26, 2002.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

         Pursuant to Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and subject to the terms of the Merger Agreement, the Purchaser may, subject to certain conditions, provide a "Subsequent Offering Period" following the expiration of the Offer. A Subsequent Offering Period is an additional period of time from three to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser would promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, November 22, 2002, unless the Offer is extended, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

         Subject to the terms of the Merger Agreement, Purchaser may, without the consent of the Company, (a) extend the Offer beyond the then scheduled Expiration Date if, as of such expiration, any of the conditions (as set forth in the Offer to Purchase) shall not be satisfied or waived, (b) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission, the staff thereof or Nasdaq National Market applicable to the Offer, (c) extend the Offer for up to ten (10) business days if, as of the then scheduled Expiration Date, there shall not have been tendered at least eighty percent (80%) of the outstanding Shares on a fully diluted basis, and (d) provide a Subsequent Offering Period. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Shareholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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         Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager at the respective addresses and telephone numbers set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                             D. F. KING & CO., INC.

                           77 Water Street, 20th floor

                               New York, NY 10005

                 Banks and Brokers Call Collect: (212) 269-5550

                    ALL OTHERS CALL TOLL-FREE: (800) 628-8532

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

                               383 Madison Avenue

                               New York, NY 10179

                         CALL TOLL-FREE: (866) 413-0658

October 28, 2002